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                        AMENDMENT NO. 17

                               TO

               PENNSYLVANIA POWER & LIGHT COMPANY

                  EMPLOYEE STOCK OWNERSHIP PLAN

	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and
	WHEREAS, the Plan was amended and restated effective Janu-ary 1, 1987, and subsequently amended by Amendment Nos. 1, 2, 3,
4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16; and
	WHEREAS, the Company desires to further amend the Plan; NOW, THEREFORE, the Plan is hereby amended effective
January 1, 1989 as follows:
	  I. Effective January 1, 1996, the following sections of Articles II, III, V, VII, XII are amended to read:
	2.3 "Affiliated Company" or "Affiliated Companies" shall mean (a) such subsidiaries of the Company (or companies under common control with the Company) which would qualify as includible corporations within the meaning of Section 1563(a) of the Code; (b) such trades or businesses under common control with the Company, as determined under Section 414(c) of the Code; and
(c) such members of an affiliated service group, as determined under Section 414(m) of the Code, of which the Company is a mem-ber. "50% Affiliated Company" shall mean an Affiliated Company, but with the phrase "more than 50%" substituted for the phrase
"at least 80%" of Section 1563(a) of the Code.

	2.8  "Compensation" shall mean the following.

	     (a) Compensation shall mean the annual compensation received by an Employee from the Company as reported on Internal Revenue Service Form W-2 or a successor form plus the Employee's elective deferrals under the Employee Savings Plan or Deferred Savings Plan; provided, however, that Compensation shall not include fringe benefits not normally included in compensation, such as tuition refunds, moving expenses, etc. and shall not, for purposes of allocation under Section 5.2(a), include any amount in excess of (i) for the 1975 and 1976 Plan Years, $16,000 and
(ii) commencing with the 1977 Plan Year, the median annual com-pensation of all Participants during the Plan Year or $100,000, whichever is less. Such median compensation shall be determined as of the close of a Plan Year and shall be rounded to an even thousand dollars. For an MCP Employee, Compensation shall also include the full amount of any lump-sum award paid to the Partic-ipant from the fund credited with 2% of annualized base pay sala-ries for 1996.

	     (b) With respect to a Highly Compensated Eligible Employee who is one of the 10 most highly compensated employees of the Company and Affiliated Companies or a 5% owner, the Compensation of such individual plus the Compensation, if any, of his spouse and lineal descendants who have not attained age 19 before the close of the Plan Year, that is taken into account under the Plan, shall not exceed $200,000 as indexed (for Plan Years beginning on or after January 1, 1989 and before January 1,
1994), or $150,000 as indexed (for Plan Years beginning on or after January 1, 1994). This limit shall be allocated among family members in proportion to their Compensation as defined in Subsection (a).

	2.25 "MCP Employee" shall mean an Employee who is entitled to all benefits of the Managers Compensation Plan of the Company.

	3.1  Eligibility.

	     (a) All persons who were participants in the Plan immediately prior to the Effective Date and who are in the employ of the Company on the Effective Date shall be Participants hereunder as of such date. All Employees as of the Effective Date (but who are not eligible to participate under the preceding sentence) who have completed one year of Credited Service shall be Participants as of that date. Other Employees shall become Participants on the first day of the calendar month next following the date on which an Employee completes one year of Credited Service, or if later, on which an individual becomes an Employee. A "year of Credited Service," for the purposes of this Article, shall require completion of at least 1,000 Hours of Service during the 12 months from commencement of employment. An Employee who fails to complete 1,000 Hours of Service during his initial 12 months of employment shall complete a year of Credited Service as of the end of any Plan Year in which he completes 1,000 Hours of Service; provided, however, that the first Plan Year during which such Employee shall have the opportunity to complete such 1,000 Hours of Service shall include the anniversary of his commencement of employment.

	     (b) An Employee may elect in writing not to become a Participant by filing such election with the Employee Benefit
Plan Board.



	5.5  Maximum Allocation.

	(m) For the purpose of this Section 5.5, "compensation" shall be defined in accordance with Section 415(c)(3) of the Code and regulations thereunder.

	7.4  Disability.

	(a) If a Participant suffers a Total Disability prior to his termination of employment with the Company and all Affiliated Companies and is on inactive status on account of such Total Disability, the full amount of his interest in the Fund shall be paid to him or applied for his benefit upon Participant's consent in writing to such payment or application following the determination of his Total Disability in accordance with the provisions of this Article VII.

	7.7  Timing of Distribution.

	(a) Subject to Subsection (b), a Participant entitled to receive benefits under this Article shall commence to receive benefits as soon as administratively practicable, but in no event shall any Participant receive benefits later than the earliest of the dates determined under (1), (2) or (3) below:

	    (1) the 60th day after the close of the Plan Year in which occurs the later of (A) the Participant's attainment of age
65 or (B) the Participant's termination of employment with the Company and all Affiliated Companies;

	12.7 Voting or Tendering Shares. Each Participant (or, in the event of his or her death, his or her beneficiary) is, for purposes of this Section 12.7, hereby designated a "named fidu-ciary," within the meaning of Section 403(a)(1) of ERISA with respect to his or her proportionate number of shares (such pro-portionate shares being determined at the respective times such fiduciary rights are exercisable, as set forth below).

	     (a) Voting Rights. Each Participant (or beneficiary) shall have the right, to the extent of his or her proportionate number of shares (as determined in the last sentence of this Section 12.7(a)) to instruct the Trustee in writing as to the manner in which to vote such shares at any stockholders' meeting of the Company. The Company shall use its best efforts to timely distribute or cause to be distributed to each Participant (or beneficiary) the information distributed to stockholders of the Company in connection with any such stockholders' meeting, together with a form requesting confidential instructions to the Trustee on how such shares shall be voted on each such matter.
Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of shares (including fractional shares). The instructions received by the Trustee from individual Participants (or beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged to any person, including employees, officers and directors of the Company or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed by the Trustee to a recordkeeper, auditor or other person providing services to the Plan if such person (i) is not the Company, an affiliate or any employee, officer or director thereof, and (ii) agrees not to divulge such directions to any other person, including employees, officers and directors of the Company and its affiliates. An individual's proportionate number of shares held in the trust shall be equal to the product of multiplying the total number of shares by a fraction, the numerator of which shall be the respective number of shares which are held in such individual's account for which he or she provides instructions to the Trustee and the denomina-tor of which shall be the number of such shares in all such accounts for which instructions are provided to the Trustee.

	 II. Effective January 1, 1996, section 11.4 of Article XI is deleted.
	III. Except as provided for in this Amendment No. 17, all other provisions of the Plan shall remain in full force and effect.
	IN WITNESS WHEREOF, this Amendment No. 17 is executed this
23rd day of May, 1996.
                             PENNSYLVANIA POWER & LIGHT COMPANY



                             By:/s/ John M. Chappelear_________
                                John M. Chappelear
                                Vice President-Investments &
                                Pensions